Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MPG Office Trust, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-178605, No. 333-170835, No. 333-162542, No. 333-147541 and No. 333-106622) of MPG Office Trust, Inc. of our reports dated March 14, 2012, with respect to the consolidated balance sheets of MPG Office Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income/(loss), deficit and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of MPG Office Trust, Inc.

Our report dated March 14, 2012 refers to a change in the method of presentation of comprehensive income/(loss) in 2011, 2010 and 2009.

/s/ KPMG LLP
Los Angeles, California
March 14, 2012